Exhibit 99.1

Yumanity Therapeutics Reports Third Quarter 2021 Financial Results and Recent Corporate Developments

Announced Successful Phase 1b trial for YTX-7739 in Parkinson’s disease patients; YTX-7739 was well tolerated and demonstrated target engagement and favorable PK/PD and safety profiles

Company anticipates initiating Phase 2 clinical trial of YTX-7739 in patients with Parkinson’s disease in 2022

Appointed Michael D. Wyzga as SVP, Chief Financial Officer

BOSTON, Nov. 15, 2021 — Yumanity Therapeutics (NASDAQ: YMTX), a clinical-stage biopharmaceutical company focused on the discovery and development of innovative, disease-modifying therapies for neurodegenerative diseases, today announced financial results for the third quarter ended September 30, 2021 and provided an overview of the Company’s recent corporate developments and upcoming milestones.

“With the recent announcement of our positive Phase 1b clinical trial of YTX-7739 in Parkinson’s disease patients, we are now developing plans for the Phase 2 clinical program,” said Richard Peters, M.D., Ph.D., President, Chief Executive Officer and Director of Yumanity. “The results of the Phase 1b study and our translational efforts to date have given us a good understanding of the pharmacokinetic and pharmacodynamic relationship of YTX-7739 for target engagement in patients. While we were not expecting to see meaningful changes in clinical status of the patients or exploratory biomarkers after 28 days of dosing, we are excited by the exploratory quantitative electroencephalogram (qEEG) assessments observed, which may suggest improved synaptic function in Parkinson’s patients. We continue to believe in the disease-modifying potential of YTX-7739, which may represent a major advancement in the treatment paradigm for Parkinson’s patients. These data position Yumanity to be one of a few select companies with an asset to be advanced into Phase 2 clinical development for this devastating disease. Finally, with the arrival of Michael D. Wyzga as Senior Vice President, Chief Financial Officer, we have continued to improve the strength and depth of the management team.”

Third Quarter and Recent Corporate Developments

•

Announced successful Phase 1b clinical trial results for YTX-7739 in patients with Parkinson’s disease. YTX-7739 demonstrated target engagement in patients with mild-to-moderate disease, and was found to be generally well tolerated, demonstrating favorable pharmacokinetic/ pharmacodynamic (PK/PD) profiles and a safety profile with no serious adverse events. In a subset of patients studied, YTX-7739 demonstrated a statistically significant change compared to baseline in an exploratory measurement of quantitative electroencephalogram, suggestive of a potential improvement in synaptic function that may benefit Parkinson’s patients.

•	Appointed Michael D. Wyzga as Chief Financial Officer.

Upcoming Milestones

•	The Company expects to initiate a Phase 2 clinical trial of YTX-7739 in patients with Parkinson’s disease in 2022.

•	The full data set from the Phase 1b trial will be presented at an upcoming medical conference.

•

Based on recent promising preclinical data and pending confirmatory further preclinical validation, the Company plans to initiate a window-of-opportunity clinical study of YTX-7739 in glioblastoma multiforme patients, with data from such study expected in the second half of 2022.

•

The Company intends to explore additional indications for YTX-7739 through preclinical studies in additional disease models where the drug candidate’s target, stearoyl-CoA desaturase (SCD) has been implicated as a potential therapeutic opportunity, with multiple readouts expected in 2022.

Third Quarter 2021 Financial Highlights:

•

Cash position: As of September 30, 2021, cash, cash equivalents and investments were $46.4 million, compared to $85.3 million as of December 31, 2020. The decrease was primarily due to spending on the clinical development of YTX-7739 and costs related to being a public company. The Company believes its cash, cash equivalents and marketable securities are sufficient to fund operations into the third quarter of 2022.

•

Research and development expense: Research and development expense was $6.6 million for the third quarter of 2021 compared to $5.5 million for the comparable period of the prior year. The increase in R&D expense was due to the costs associated with the YTX-7739 clinical program, the YTX-9184 preclinical program, and increased spending on early-stage discovery efforts.

•

General and administrative expense: General and administrative expense were $4.5 million for the third quarter of 2021 compared to $3.7 million for the comparable period of the prior year. The increase was primarily attributable to increased professional services fees associated with operating as a public company.

•

Net loss: The company reported a net loss of $10.0 million, or $0.97 per basic and diluted share, for the third quarter of 2021 compared to a net loss of $6.4 million, or $2.96 per basic and diluted share, for the comparable period of the prior year. The increase was due to increased research and development expenses as well as increased general and administrative expenses.

YUMANITY THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)

(in thousands, except share/unit amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Collaboration revenue	$1,635	$3,308	$7,282	$3,308
Operating expenses:
Research and development	6,624	5,489	20,729	14,457
General and administrative	4,513	3,725	15,277	8,356
Total operating expenses	11,137	9,214	36,006	22,813

Loss from operations	(9,502)	(5,906)	(28,724)	(19,505)
Other income (expense), net	(454)	(479)	(368)	(1,317)

Net loss	$(9,956)	$(6,385)	$(29,092)	$(20,822)
Gain on extinguishment of Class B preferred units	—	—	—	6,697
Net loss applicable to common shareholders	$(9,956)	$(6,385)	$(29,092)	$(14,125)

Net loss per share/unit, basic and diluted	$(0.97)	$(2.96)	$(2.84)	$(6.55)
Weighted average common shares/units outstanding, basic and diluted	10,304,775	2,159,403	10,239,502	2,155,276

SELECTED CONSOLIDATED BALANCE SHEET DATA (unaudited)

(in thousands)

	September 30,	December 31,
	2021	2020
Cash, cash equivalents and investments	$46,431	$85,317
Total current assets	48,156	87,581
Working capital	30,293	56,717
Total assets	69,821	114,835
Total debt	14,420	16,128
Total stockholders’ equity	32,469	56,207

About YTX-7739

YTX-7739 is Yumanity Therapeutics’ proprietary lead small molecule investigational therapy designed to penetrate the blood-brain barrier and inhibit the activity of a novel target, stearoyl-CoA desaturase (SCD). SCD appears to play an important and previously unrecognized role in mitigating neurotoxicity arising from the effects of pathogenic alpha-synuclein protein aggregation and accumulation, which ultimately results in the death of neurons and the subsequent dysregulation of movement and cognition that afflicts patients living with these diseases. Through inhibition of SCD, YTX-7739 modulates an upstream process in the alpha-synuclein pathological cascade and has been shown to rescue or prevent toxicity in preclinical cellular and animal models. The company is assessing the potential utility of YTX-7739 as a disease modifying therapy for Parkinson’s disease.

About SCD

SCD is an enzyme that catalyzes fatty acid desaturation, the products of which are incorporated into phospholipids, triglycerides, or cholesterol esters. These classes of lipid molecules regulate multiple diverse cellular properties and processes, including membrane structure and function, vesicle and organelle trafficking, intracellular signaling and inflammation. SCD expression is regulated by a transcription factor known as SREBF1, which has been identified in human genome-wide association studies as a risk factor for Parkinson’s disease. In preclinical models, SCD inhibition appears to normalize the dynamic interaction of pathological alpha-synuclein with membranes, which improves neuronal function and reduces toxicity, leading to enhanced neuronal survival. Following the initial discovery of SCD’s role in synucleinopathy by Yumanity’s unbiased discovery engine, several prominent academic labs have independently focused on SCD as a promising upstream target for mitigating alpha-synuclein mediated neurodegeneration. Alpha-synuclein-dependent disruption of membrane-related biological pathways, such as vesicle trafficking, is closely linked to the formation of Lewy body protein/membrane aggregations a hallmark pathological feature of Parkinson’s disease, Lewy body dementia and other neurodegenerative diseases.

About Yumanity Therapeutics

Yumanity Therapeutics is a clinical-stage biopharmaceutical company dedicated to accelerating the revolution in the treatment of neurodegenerative diseases through its scientific foundation and drug discovery platform. The Company’s most advanced product candidate, YTX-7739, is currently in Phase 1 clinical development for Parkinson’s disease. Yumanity’s drug discovery platform enables the Company to rapidly screen for potential disease-modifying therapies by overcoming the toxicity of misfolded proteins associated with neurogenerative diseases. Yumanity’s pipeline consists of additional programs focused on Lewy body dementia, multi-system atrophy, amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease), frontotemporal lobar dementia (FTLD), and Alzheimer’s disease. For more information, please visit www.yumanity.com.

Forward Looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “aims,” “anticipates,” “believes,” “could,” “designed to,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words and phrases or similar expressions that are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding our business strategy for and the potential therapeutic benefits of our current and prospective product candidates and results of preclinical studies, and the design, commencement, enrollment, and timing of ongoing or planned clinical trials, clinical trial results, product approvals and regulatory pathways, the anticipated benefits of our drug discovery platform, and statements regarding our financial and cash position and expected cash runway. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Results in preclinical or early-stage clinical trials may not be indicative of results from later stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements, or the scientific data presented.

Any forward-looking statements in this press release are based on Yumanity’s current expectations, estimates and projections about our industry as well as management’s current beliefs and expectations of future events only as of today and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that any one or more of Yumanity’s product candidates will not be successfully developed or commercialized, the risk of cessation or delay of any ongoing or planned clinical trials of Yumanity’s or our collaborators, the risk that Yumanity may not successfully recruit or enroll a sufficient number of patients for our clinical trials, the risk that Yumanity may not realize the intended benefits of our drug discovery platform, the risk that our product candidates will not have the safety or efficacy profile that we anticipate, the risk that prior results, such as signals of safety, activity or durability of effect, observed from preclinical or clinical trials, will not be replicated or will not continue in ongoing or future studies or trials involving Yumanity’s product candidates, the risk that we will be unable to obtain and maintain regulatory approval for our product candidates, the risk that the size and growth potential of the market for our product candidates will not materialize as expected, risks associated with our dependence on third-party suppliers and manufacturers, risks regarding the accuracy of our estimates of expenses and future revenue, risks relating to our capital requirements and needs for additional financing, risks relating to clinical trial and business interruptions resulting from the COVID-19 outbreak or similar public health crises, including that such interruptions may materially delay our enrollment and development timelines and/or increase our development costs or that data collection efforts may be impaired or otherwise impacted by such crises, and risks relating to our ability to obtain and maintain intellectual property protection for our product candidates. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Yumanity’s actual results to differ materially and adversely from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Yumanity’s most recent Annual or Quarterly Report, as well as discussions of potential risks, uncertainties and other important factors in Yumanity’s subsequent filings with the Securities and Exchange Commission. Yumanity explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Investors:

Burns McClellan, Inc.

Lee Roth

lroth@burnsmc.com

(212) 213-0006 ext. 331

Media:

Burns McClellan, Inc.

Robert Flamm, Ph.D.

rflamm@burnsmc.com

(212) 213-0006 ext. 364

Source: Yumanity Therapeutics, Inc.